Exhibit 99.1

Manitex International, Inc. Reports First Quarter 2015 Results

Bridgeview, IL, May 11, 2015 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced first quarter 2015 results.

First Quarter 2015 Financial Highlights:

•	Net revenues increased 69.2% year-over-year to $105.9 million compared to $62.6 million.

•	Adjusted EBITDA (1)(2) was $8.0 million or 7.6% of sales, compared to $4.7 million or 7.5% of sales.

•	Adjusted net income (1)(2) was $1.5 million or $0.10 per share, compared to net income of $1.9 million or $0.14 per share.

•	Net loss of $0.2 million or $(0.01) per share (inclusive of approximately $3 million in transaction costs) compared to net income of $1.9 million or $0.14 per share.

•	Repaid $2.8 million of term debt, including $1.5 advance payment of remaining 2015 principal requirements on term debt for PM acquisition.

•	Consolidated backlog as of March 31, 2015 was $109.6.

Transactions:

•

On January 15th 2015, completed the acquisition of PM Group a manufacturer of truck mounted knuckle-boom cranes based near Modena, Italy for a purchase consideration of $30.4 million, comprising cash of $20.3 million and 994,483 shares of common stock.

•

Prior to the quarter, on December 19, 2014 acquired 51% of ASV Inc, a manufacturer of compact tracked loaders and skid steers based in Minnesota, for a purchase consideration of $26.4 million, comprising cash of $25.0 million, and a note payable to the seller of $1.4 million.

(1)

Adjusted EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(2)	Adjustments include approximately $3.0 million pretax in transaction and other costs associated with ASV and PM- Group transactions, reconciled in tables below.

Chairman and Chief Executive Officer, David Langevin, commented, “We have brought together an exceptional portfolio of specialized industrial equipment businesses and are making good progress integrating our most recent acquisitions. This was the first quarter in which we have included both ASV and PM Group in our results, and as expected, our financials have changed significantly, with revenues now running at over $100 million per quarter. The opportunity to add PM knuckle boom cranes to our North American assembly operations and market throughout our dealer network remains a top priority for this year and beyond, and we’re excited about growing this business. ASV also remains an exciting opportunity for us, with modest improvement in US construction markets expected this year, which will benefit ASV’s performance. Given continued global economic softness, we are concentrating our efforts on optimizing our cost structure and allocating resources to our higher margin business units that we believe will drive our future growth.”

Net revenues increased $43.3 million to $105.9 million for the three months ended March 31, 2015 from $62.6 million for the comparable period in 2014. Without the ASV and PM transactions, which had combined revenues of $48.6 million, revenues would have decreased $5.3 million, of which $3.4 resulted from the impact of currency translation with a stronger U.S. dollar compared to the first quarter of 2014. PM knuckle boom crane sales were encouraging in the quarter in most sales regions, and particularly in the Americas and Europe where construction activity continued to show improvement. ASV sales were substantially focused on the North American market and for the quarter were skewed more heavily towards the lower capacity units used in more general construction activity. We experienced a reduction in the first quarter sales of the Manitex boom truck business in trucks having greater than a 40 ton capacity principally related to the decline in demand from the energy sector. The majority of this decline was offset by increased sales of material handling equipment reflecting increased shipments of military forklifts. Sales in the Equipment Distribution segment were $1.2 million lower than in the comparable period of 2014.

—  more  —

Adjusted net income for the first quarter of 2015, excluding $3.0 million pretax of acquisition related and other costs related to the transactions for the newly acquired businesses of ASV and PM, was $1.5 million or $0.10 per share compared to net income of $1.9 million and $0.14 per share for the first quarter of 2014. Operating income adjusted for the acquisition expenses in the first quarter of 2015 was 4.9% of sales compared to 5.8% for the three months ended March 31, 2014, resulting from an adverse sales mix of lower capacity product and lower crane sales that was only partially offset by $0.8 million of lower operating expenses, excluding the acquired businesses. On an adjusted basis, gross margin was 20% and SG&A as a percentage of sales was 14% for the quarter, compared to 18.5% and 11.6% respectively for the three months ended March 31, 2014, reflecting some of the structural changes from the recent acquisitions, including additional operations, both sales and manufacturing, in a number of overseas locations.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “During the first quarter we commenced the integration and assimilation of our recent acquisitions into the Company. ASV and PM contributed almost $50 million to our top line and provided additional diversification of product and market to our profile. During the quarter we were very active in the market with our distribution networks and received a very positive reception as we commenced the re-launch of the ASV brand as well as actively promoting the PM knuckle boom crane. Our cost reduction program announced at the end of last year, picked up steam during the quarter and had a positive impact in the quarter helping to offset the gross margin effect of some adverse sales mix, and we are on track to achieve the $4 million goal set for 2015. The recent expansion of the Company through the acquisition of ASV and PM has increased our leverage and we have rapidly attacked our debt, making principal repayments of $2.8 million, including a $1.5 million advance payment in March to satisfy all 2015 principal payments on the PM acquisition term loan. Our objective is continue to pay off debt through working capital improvements during 2015 and beyond, with the objective of returning our balance sheet ratios in time back to our normalized levels.”

Mr. Langevin concluded, “Our plan for this year remains to integrate and execute, and this will require continued emphasis on cost containment, integrating our operations, and managing our balance sheet for the benefit of our shareholders. Going forward we would expect to allocate our future cash flows to investing in our higher-margin businesses and paying down our debt to maintain the financial flexibility that has been a hallmark of this company since we first started this in 2006.”

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 1-800-967-7134 if calling within the United States or 719-325-2418 if calling internationally. A replay will be available until May 18, 2015 which can be accessed by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 7731331 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom truck, truck and knuckle boom cranes, container handling equipment and reach stackers, rough terrain forklifts, and other related equipment. Our products, which are manufactured in facilities located in the USA, Canada, and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, O&S, CVS Ferrari, Badger, Liftking, Load King, Sabre, and Valla. ASV, our Venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 510-8768
djlangevin@manitexinternational.com	pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share data)

	Three Months Ended March 31,
	2015	2014
	Unaudited	Unaudited
Net revenues	$105,882	$62,576
Cost of sales	85,569	50,972

Gross profit	20,313	11,604
Operating expenses
Research and development costs	1,216	720
Selling, general and administrative expenses	16,955	7,273

Total operating expenses	18,171	7,993

Operating income	2,142	3,611
Other income (expense)
Interest expense	(2,934)	(805)
Foreign currency transaction gains (losses)	945	(11)
Other (expense)	(10)	(13)

Total other Income (expense)	(1,999)	(829)

Income before income taxes and loss in non-marketable equity interest	143	2,782
Income tax	34	905
Loss in non- marketable equity interest, net of taxes	(39)	—

Net income	$70	$1,877
Net income attributable to noncontrolling interest	(294)	—

Net (loss) income attributable to shareholders of Manitex International, Inc.	$(224)	$1,877

Earnings Per Share
Basic	$(0.01)	$0.14
Diluted	$(0.01)	$0.14
Weighted average common shares outstanding
Basic	15,836,423	13,807,312
Diluted	15,836,423	13,840,506

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2015	December 31, 2014
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$5,578	$4,370
Trade receivables (net)	85,335	60,855
Accounts receivable from related party	586	8,609
Other receivables	3,356	243
Inventory (net)	120,487	97,182
Deferred tax asset	1,324	1,325
Prepaid expense and other	6,853	1,733

Total current assets	223,519	174,317

Total fixed assets (net)	44,281	28,846
Intangible assets (net)	76.060	51,922
Deferred tax asset	10,974	2,081
Goodwill	76,546	48,944
Other long-term assets	6,325	4,176
Non-marketable equity investment	5,912	5,951

Total assets	$443,617	$316,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$36,669	$11,499
Revolving credit facilities	1,255	2,798
Current portion of capital lease obligations	1,746	1,631
Accounts payable	57,879	36,006
Accounts payable related parties	2,859	503
Income tax payable on conversion of ASV	—	16,500
Accrued expenses	21,006	13,117
Other current liabilities	3,167	2,407

Total current liabilities	124,581	84,461

Long-term liabilities
Revolving term credit facilities	52,360	46,457
Notes payable	85,157	40,588
Capital lease obligations	2,237	2,710
Convertible note-related party	6,641	6,611
Convertible note	14,310	—
Deferred gain on sale of building	1,172	1,268
Deferred tax liability	16,840	4,163
Other long-term liabilities	5,133	1,973

Total long-term liabilities	183,850	103,770

Total liabilities	308,431	188,231

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at March 31, 2015 and December 31, 2014	—	—
Common Stock—no par value 20,000,000 shares authorized, 16,013,845 and 14,989,694 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	92,453	82,040
Paid in capital	2,530	1,789
Retained earnings	21,736	21,960
Accumulated other comprehensive income	(5,066)	(1,023)

Equity attributable to shareholders of Manitex International, Inc.	111,653	104,766
Equity attributable to noncontrolling interest	23,533	23,240

Total Equity	135,186	128,006

Total liabilities and shareholders’ equity	$443,617	$316,237

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2015	2014
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$70	$1,877
Adjustments to reconcile net income to cash (used) provided by operating activities:
Depreciation and amortization	2,900	1,111
Changes in allowances for doubtful accounts	82	(7)
Changes in inventory reserves	14	(99)
Deferred income taxes	(85)	1
Amortization of deferred financing cost	324	56
Amortization of debt discount	180	—
Loss on earning in equity interest	39	—
Stock based compensation	573	513
Gain on disposal of assets	(8)	—
Reserves for uncertain tax provisions	4	5
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	1,498	(5,639)
(Increase) decrease in accounts receivable finance	—	53
(Increase) decrease in inventory	(3,255)	(2,747)
(Increase) decrease in prepaid expenses	(3,231)	(193)
(Increase) decrease in other assets	(27)	—
Increase (decrease) in accounts payable	1,853	2,614
Increase (decrease) in accrued expense	95	(1,888)
(Decrease) in income tax payable on ASV conversion	(16,500)	—
Increase (decrease) in other current liabilities	128	642
Increase (decrease) in other long-term liabilities	(35)	—

Net cash used for operating activities	(15,381)	(3,701)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(18,991)	—
Proceeds for the sale of fixed assets	11	—
Purchase of property and equipment	(532)	(126)

Net cash used for investing activities	(19,512)	(126)

Cash flows from financing activities:
Borrowing (Repayments) on revolving term credit facilities	5,313	(1,773)
Net borrowings on working capital facilities	3,177	780
New borrowing – convertible note	15,000	—
New borrowing – term loan	14,000	—
New borrowings—other	4,323	677
Bank fees and cost related to new financing	(1,089)	—
Note payments	(3,147)	(483)
Payments on capital lease obligations	(358)	(348)

Net cash provided by (used for) financing activities	37,219	(1,147)

Net increase (decrease) in cash and cash equivalents	2,326	(4,974)
Effect of exchange rate change on cash	(1,118)	(67)
Cash and cash equivalents at the beginning of the year	4,370	6,091

Cash and cash equivalents at end of period	$5,578	$1,050

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses both GAAP and non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month period ended March 31, 2015, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA” (earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense acquisition related expense and other exceptional costs and depreciation and amortization) and Adjusted Net Income. These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Neither Adjusted Net Income nor Adjusted EBITDA are a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to Adjusted EBITDA and Adjusted Net Income is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales and Adjusted Net Income represent key operating metrics for its business. Adjusted Earnings Before Interest, Taxes, foreign exchange transaction gain / losses, other income / expense, acquisition related expense and other exceptional costs and Depreciation and Amortization (Adjusted EBITDA) and Adjusted Net Income, GAAP net income adjusted for acquisition and certain other one off items are a key indicator used by management to evaluate operating performance. While Adjusted EBITDA and Adjusted Net Income are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA and Adjusted Net Income to GAAP financial measures for the three month period ended March 31, 2015 and 2014 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Adjusted EBITDA (in thousands)

	Three Months Ended
	March 31, 2015	March 31, 2014
Net (loss) income	(224)	1,877
Net income attributable to noncontrolling interest	294	—
Income tax	34	905
Interest expense	2,934	805
Foreign currency transaction losses (gain)	(945)	11
Other (income) expense	10	13
Acquisition and other expense	3,027	—
Depreciation & Amortization	2,900	1,111
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$8,030	$4,722
Adjusted EBITDA % to sales	7.6%	7.5%

Reconciliation of GAAP Net Income to Adjusted Net Income (in thousands)

	Three Months Ended
	March 31, 2015	March 31, 2014
Net (loss) income as reported	$(224)	$1,877
Pre – tax acquisition and other expenses	3,027	—
Tax effect based on jurisdictional blend	(879)	—
Change in net income attributable to noncontrolling interest	(406)	—
Adjusted Net Income	$1,518	$1,877
Weighted average diluted shares outstanding	15,836,423	13,840,506
Diluted earnings per share as reported	$(0.01)	$0.14
Total EPS Effect	$0.11	—
Adjusted Diluted earnings per share	$0.10	$0.14

Acquisition and other expense

After tax expense and per share amounts (Adjusted Net Income) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

First Quarter 2015	Pre-tax	After-tax	EPS
Deal transaction related	$2,687	$1,903	$0.12
Exceptional operating cost	$357	$245	$0.02
Change in noncontrolling interest	$(406)	$(406)	$(0.03)
Total	$2,638	$1,742	$0.11

There were no items adjusting First Quarter 2014.

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	March 31, 2015	December 31, 2014	March 31, 2014
Backlog	$109,625	$107,327	$100,023
3/31/2015 increase v prior period		2.1%	9.6%

Current Ratio is calculated by dividing current assets by current liabilities.

	March 31, 2015	December 31, 2014
Current Assets	$223,519	$174,317
Current Liabilities	$124,581	$84,347
Current Ratio	1.8	2.1

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month Adjusted EBITDA.

	March 31, 2015		December 31, 2014
Current portion of long term debt	36,669		11,499
Current portion of capital lease obligations	1,746		1,631
Revolving credit facilities	1,255		2,798
Revolving term credit facilities	52,360		46,457
Notes payable – long term	85,157		40,588
Capital lease obligations	2,237		2,710
Convertible Notes	20,951		6,611
Debt	$200,375		$112,294

Trailing 12 month Adjusted EBITDA*	$24,172		$20,864
Debt to Adjusted EBITDA Ratio	8.3	*	5.4	*

*

The ASV and PM acquisitions have been included for the period since their respective acquisition, December 19, 2014 for ASV and January 15, 2015 for PM. Therefore trailing twelve month Adjusted EBITDA only includes contributions from ASV of 102 days and 75 days from PM. With a full year of ASV and PM, on a proforma basis, Debt to Adjusted EBITDA ratio is 4.9.

Interest Cover is calculated by dividing Adjusted EBITDA (earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense acquisition related expense and other exceptional costs and depreciation and amortization) for the trailing twelve month period (April 1 2014 to March 31, 2015) by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period April 1, 2014 to March 31, 2015	12 Month Period April 1, 2013 to March 31, 2014
Adjusted EBITDA	$24,172	$22,084
Interest Expense	5,279	3,158
Interest Cover Ratio	4.6	7.0

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	March 31, 2015	December 31, 2014
Trade receivables (net)	$85,335	$60,855
Inventory (net)	120,487	97,182
Less: Accounts payable	57,879	36,006
Total Operating Working Capital	$147,943	$122,031
% of Trailing Three Month Annualized Net Sales	34.9%	45.6%

Trailing Twelve Months Adjusted EBITDA is calculated by adding the reported Adjusted EBITDA for the past 4 quarters.

Three Months Ended:	Adjusted EBITDA
June 30, 2014	6,293
September 30, 2014	4,519
December 31, 2014	5,330
March 31, 2015	8,030
Trailing Twelve Months Adjusted EBITDA	$24,172

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014
Net sales	$105,882	$62,576	$66,909
Multiplied by 4	4	4	4
Trailing Three Month Annualized Net Sales	$423,528	$250,304	$267,636

Working capital is calculated as total current assets less total current liabilities

	March 31, 2015	December 31, 2014
Total Current Assets	$223,519	$174,317
Less: Total Current Liabilities	124,581	84,347
Working Capital	$98,938	$89,970